Exhibit 99.1

PRESS RELEASE

ABH (NYSE, TSX)

AbitibiBowater's Executive Chairman John W. Weaver
Announces Retirement

MONTREAL, CANADA, June 5, 2008 - At AbitibiBowater Inc.'s first annual meeting of stockholders earlier today, John W. Weaver announced his retirement as Executive Chairman of the Company, effective July 1, 2008. Mr. Weaver will continue to serve as non-Executive Chairman and a member of the Board of Directors of AbitibiBowater until March 31, 2009.

''Leaving AbitibiBowater at this stage of my life is the right thing to do,'' stated Mr. Weaver. ''I am very proud of how far we have come as a combined company in such a short period of time. Many challenges lie ahead and I am confident that the right people are in place to successfully meet them head on.''

''I feel honored by my many years of association with such a fine organization," added Mr. Weaver. ''And I would like to take this opportunity to thank all our employees for their ongoing hard work and commitment."

''John has been key in forging the new Company personality and setting the foundation for a bright future,'' commented David J. Paterson, President and Chief Executive Officer. ''On behalf of all AbitibiBowater employees and shareholders - as well as on a very personal level - I thank John for his invaluable contributions and dedication, and wish him all the best for this next phase of his professional and personal life.''

AbitibiBowater produces a wide range of newsprint, commercial printing papers, market pulp and wood products. It is the eighth largest publicly traded pulp and paper manufacturer in the world. AbitibiBowater owns or operates 27 pulp and paper facilities and 34 wood products facilities located in the United States, Canada, the United Kingdom and South Korea. Marketing its products in more than 90 countries, the Company is also among the world's largest recyclers of old newspapers and magazines, and has more third-party certified sustainable forest land than any other company in the world. AbitibiBowater's shares trade under the stock symbol ABH on both the New York Stock Exchange and the Toronto Stock Exchange.

Contacts

Investors Duane Owens Vice President and Treasurer 864 282-9488	Media and Others Seth Kursman Vice President, Communications and Government Affairs 514 394-2398 seth.kursman@abitibibowater.com